Exhibit 99.1

uniQure Announces Closing of Sale of Manufacturing Facility to Genezen

~ uniQure maintains preferential access to industry-leading manufacturing capabilities to support its pipeline of gene therapy candidates ~

~ Immediate reduction in cash burn, projected to save $40 million annually ~

Lexington, MA and Amsterdam, the Netherlands, July 23, 2024 — uniQure N.V. (NASDAQ: QURE), a leading gene therapy company advancing transformative therapies for patients with severe medical needs, today announced the closing of the sale of its global manufacturing facility in Lexington, Massachusetts to Genezen, a leading contract development and manufacturing organization specializing in the supply of retroviral vectors, lentiviral vectors, and adeno-associated virus (AAV) technologies.

“With the completion of the divestiture, we take an important step toward achieving our goal of significantly reducing expenses and streamlining operations,” stated Matt Kapusta, chief executive officer of uniQure. “Additionally, this transaction provides uniQure continued and preferred access to world-class gene therapy manufacturing capabilities to advance our gene therapy product candidates and enables us to focus our future investments on projects that have the potential to meaningfully increase shareholder value. We remain committed to identifying further cost reduction opportunities and anticipate announcing additional progress later this quarter.”

uniQure and Genezen expect a seamless transition, with nearly all employees who were offered employment successfully joining Genezen.  As a result of the transaction, uniQure becomes a meaningful shareholder of Genezen and Mr. Kapusta has joined Genezen’s Board of Directors. uniQure expects immediate reductions in future recurring cash burn of approximately $40 million per year, which includes interest expense savings from the retirement of $50 million in outstanding debt.

With the transaction now complete, Amin Abujoub, Ph.D. who currently serves as Chief Quality Officer has been appointed to the new role of Chief Technical Operations Officer and will be responsible for global oversight of contract manufacturers, including Genezen, as well as internal operations, facilities, process and analytical development, and quality. As a result of the divestiture, the Chief Operating Officer role was eliminated, and Pierre Caloz will depart the company, continuing to lend his expertise in an advisory capacity.

“I want to express my heartfelt gratitude to Pierre for his years of leadership, dedication and significant contributions to the company, all of which were instrumental in establishing uniQure’s industry-leading commercial manufacturing capabilities and achieving multiple regulatory approvals for HEMGENIX®,” added Matt Kapusta.  “I also look forward to working with Amin in his new role and am highly confident that he will continue to have significant impact on our mission of delivering transformational gene therapies to patients in need.”

About Genezen

Genezen is a contract development and manufacturing organization(“CDMO”) with preclinical to commercial capabilities across retroviral vectors, lentiviral vectors, and AAV. Genezen operates a preclinical and early phase GMP site in Indianapolis, IN and a state of the art, commercially approved gene therapy manufacturing site in Lexington, MA. Led by an extremely experienced team, a science-first approach influences continual investment in scalable, high-yield manufacturing processes and best-in-class technologies. For more information about Genezen, please visit genezen.com.

About uniQure

uniQure is delivering on the promise of gene therapy – single treatments with potentially curative results. The approvals of uniQure’s gene therapy for hemophilia B – an historic achievement based on more than a decade of research and clinical development – represent a major milestone in the field of genomic medicine and ushers in a new treatment approach for patients living with hemophilia. uniQure is now advancing a pipeline of proprietary gene therapies for the treatment of patients with Huntington's disease, refractory temporal lobe epilepsy, ALS, Fabry disease, and other severe diseases. www.uniQure.com

uniQure Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as "anticipate," "believe," "could," “establish,” "estimate," "expect," "goal," "intend," "look forward to", "may," "plan," "potential," "predict," "project," “seek,” "should," "will," "would" and similar expressions. Forward-looking statements are based on management's beliefs and assumptions and on information available to management only as of the date of this press release. Examples of these forward-looking statements include, but are not limited to, statements concerning the availability of manufacturing resources and capacity for the Company’s gene therapy pipeline; the potential for future projects and their ability to increase shareholder value; expectations regarding the transition of the Company’s former employees to Genezen; the Company’s expectations that the transaction will reduce operating expenses and cash burn by approximately $40 million per year; and the Company’s ongoing review of operations and options to reduce expenses and expectations regarding the timeline for completion and announcement thereof and whether such review will be successful in reducing operation expenses and increasing shareholder value. The Company’s actual results could differ materially from those anticipated in these forward-looking statements for many reasons. These risks and uncertainties include, among others: (i) the institution or outcome of any legal proceedings that may be instituted against the Company or Genezen following the transaction; (ii) the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the proposed transaction; (iii) the ability to recognize the anticipated benefits of the proposed transaction, included preferred access to manufacturing resources for the Company’s gene therapy pipeline; (iv) changes in applicable laws or regulations; (v) costs related to the transaction; (vi) the possibility that the Company may be adversely affected by other economic, business and/or competitive factors; (vii) risks associated with the clinical results and the development and timing of the Company’s programs; (viii) the Company’s interactions with regulatory authorities, which may affect the initiation, timing and progress of clinical trials and pathways to approval; (ix) the Company’s ability to continue to build and maintain the company infrastructure and personnel needed to achieve its goals; (x) the continued development and acceptance of gene therapies; (xi) the Company’s ability to fund its operations and to raise additional capital as needed; and (xii) the impact of global economic uncertainty, rising inflation, rising interest rates or market disruptions on its business. These risks and uncertainties are more fully described under the heading "Risk Factors" in the Company’s periodic filings with the U.S. Securities & Exchange Commission (“SEC”), including its Annual Report on Form 10-K filed February 28, 2024 and in other filings that the Company makes with the SEC from time to time. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

uniQure Contacts:

FOR INVESTORS:	FOR MEDIA:

Chiara Russo	Tom Malone
Direct: 617-306-9137	Direct: 339-970-7558
Mobile: 617-306-9137	Mobile:339-223-8541
c.russo@uniQure.com	t.malone@uniQure.com